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Exhibit 5

OPINION OF RICHARD E. BARRY

January 29, 2003

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

    Re:
    $300,000,000 Aggregate Principal Amount of 3 1/2% Senior Convertible Debentures
    due 2012 and Common Stock Issuable Upon Conversion of the Debentures

Ladies and Gentlemen:

        I am Senior Counsel and Assistant Secretary of Aon Corporation (the "Company"). I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), to register (i) up to $300,000,000 aggregate principal amount of the Company's 3 1/2% Senior Convertible Debentures due 2012 (the "Debentures") and (ii) shares of the Company's common stock, par value $1.00 per share (the "Conversion Shares"), issuable upon conversion of the Debentures. The Debentures and Conversion Shares are referred to herein collectively as the "Securities."

        The Debentures were issued pursuant to an Indenture dated as of November 7, 2002 (the "Indenture") between the Company and The Bank of New York, as trustee. The Debentures were issued and sold on November 7, 2002 to Morgan Stanley & Co. Incorporated, the initial purchaser thereof (the "Initial Purchaser"), without registration under the Securities Act, and were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the Debentures, the Company entered into a Registration Rights Agreement dated as of November 7, 2002 (the "Registration Rights Agreement") with the Initial Purchaser, providing for the registration of the Securities. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

        I am familiar with the proceedings to date with respect to the issuance of the Securities and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

        In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I reviewed.

        Based on the foregoing, I am of the opinion that:

        1.    The Company is duly incorporated and validly existing under the laws of the State of Delaware.

        2.    The Debentures have been duly authorized and legally issued and constitute valid and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

        3.    The Conversion Shares have been duly authorized and will be legally issued, fully paid and nonassessable when certificates representing the Conversion Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto upon conversion of the Debentures in accordance with the terms of the Indenture.

        This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of Illinois. I note that the Indenture and the Debentures are expressly governed by the laws of the State of New York, and I have assumed, without investigation, that the substantive laws of the State of Illinois are substantially identical to those of the State of New York.

        I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Securities.

        I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

Very truly yours,
/s/ Richard E. Barry

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  Exhibit 5